SECOND ALLONGE AND MODIFICATION AGREEMENT

This SECOND ALLONGE AND MODIFICATION AGREEMENT ("Modification") is entered into this 9th day of November, 2012 by and between LISA PAIGE MONTROSE ("Lender"); and CASINOS USA, INC. a Colorado corporation ("Borrower");

RECITALS

A.

Borrower executed and delivered to Lender its promissory note in the original principal amount of $761,202.21 dated as of January 17, 1997 (the “Note”).

B.

The obligations of Borrower under the Note are secured by a second priority Deed of Trust encumbering certain real property owned by Borrower legally described as Lot 5 and the Easterly 30 feet of Lot 4 laying perpendicular to Lot 5, Block 40, City of Black Hawk, State of Colorado (the “Second Deed of Trust” and “Property”, respectively).

C.

The Second Deed of Trust is junior to a deed of trust granted by Borrower to Astraea Investment Management,  LP dated as of January 17, 1997 (the “Senior Deed of Trust”) securing the repayment of a promissory note in the original principal amount of $783,103.56 (the “Senior Note”).

D.

The Senior Note and Deed of Trust have been assigned to Global Casinos, Inc. and are held by Global Casinos, Inc. as to an undivided 66.92% interest and by third parties as to the remaining undivided 33.08% interest.

E.

The Note was modified pursuant to a Term Sheet dated as of July 25, 2002.

F.

The parties executed and delivered an Allonge and Modification Agreement dated as of December 30, 2009 (the “First Allonge”).

G.

The current outstanding balance of the Note is $320,160.39 (“Current Outstanding Balance”)

H.

Borrower has requested, and Lender is willing to agree to, a further extension of the maturity date of the Note with modifications to its terms and subject to the conditions hereinbelow set forth.

AGREEMENT

NOW THEREFORE, for the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Acknowledgement of Recitals.  Borrower and Lender acknowledge and agree that the foregoing Recitals are true and correct statements of fact and that as of the date of this Modification, Borrower is indebted to Lender for the Current Outstanding Balance as set forth in the foregoing Recitals

2.

Modification of Loan.  Effective as of the date of this Modification, the terms of the Note shall be modified as follows:

2.1

Principal Reduction Payments.     Lender hereby agrees to waive payment by Borrower of a principal reduction in the amount of $50,000 due on or before December 31, 2012 pursuant to the First Allonge. On or before December 31, 2013,  and thereafter on or before December 31 of each succeeding year until the Note is paid in full,  Borrower shall make a principal reduction payment to Lender in the amount of $50,000 (“Annual Principal Reduction Payment”).  Lender, in her sole discretion, shall have the right upon written notice to Borrower given not later than September 30 of each year, to waive any given Annual Principal Reduction Payment.

2.2

Maturity Date.  The current maturity date of the Loan, as previously extended,  is December 31, 2012 ("Maturity Date").  Subject to the Borrower not then being in default under the Note or Second Deed of Trust, Lender agrees that the Maturity Date shall be extended to December 31, 2013 and thereafter shall be extended to December 31 of each succeeding year automatically and without notice until all outstanding principal and accrued interest due under the Note are fully amortized and paid in full.

2.3

Interest Rate.  The unpaid principal balance of the Loan shall accrue interest at the fixed rate of eight percent (8%) per annum, accruing from the date hereof until the Note is paid in full.

2.4

Payments.  Monthly payments of $5,596.15, principal and interest, shall be due and payable on or before the first day of each month commencing January 1, 2013 and continuing on or before the first day of each month thereafter until the Maturity Date, when all outstanding principal and accrued and unpaid interest shall be paid in full.

2.5

Collateral.   Borrower hereby acknowledges and agrees that the Property and Second Deed of Trust granted to Lender as security for the Loan shall continue to secure the Loan in the same priority position and is not changed or altered in any way by this Modification.

2.6

Fees.  As part consideration of this Modification, Borrower shall be obligated to reimburse Lender for its attorneys' fees and costs incurred in connection with this Modification in the amount of $2,000, and to pay Lender a loan extension fee in the amount of $1,600.80 (0.5% of the Current Outstanding Balance).

3.

Deferred Payments on Senior Note.   For so long as the Note held by Lender is outstanding and unpaid, Borrower agrees that it will defer and accrue all payments of principal and interest due and owing to Global Casinos, Inc. for its undivided 66.92% interest in the Senior Loan. This deferral shall terminate ab initio in the event Lender commences an action or proceeding to foreclose on the Property under the Second Deed of Trust.

4.

Authority to Enter into this Modification.  Borrower hereby states that it has the requisite authority to enter into this Modification and hereby indemnifies Lender from any and all claims or losses which Lender may incur as a result of any party lacking the necessary requisite authority to enter into this Modification.  All parties agree to execute any additional documentation or provide any additional documentation as may be reasonably requested by Lender to properly and further effectuate the terms of this Modification.

5.

Governing Law.  This Modification shall be governed by the laws of the State of Colorado.  The prevailing party in any litigation hereunder shall be entitled to recover reasonable legal fees and costs in addition to all other damages and remedies at law.

6.

No Representations Language/No Endorsement of Success or Feasibility.  Borrower and Guarantors understand and agree that Lender's consent to this Modification is not to be construed by them or any other party as an endorsement or acknowledgment by Lender, either explicitly or implicitly, of the feasibility or likelihood of success of this Modification.  Further, Lender makes no representations regarding the tax consequences of this transaction.

7.

Successors Bound/Integration.  The provisions of this Modification shall bind the respective heirs, executors, personal representatives, administrators, successors and assigns of the parties hereto.  This Modification incorporates all prior discussions and negotiations between the parties and may not be amended except in writing duly acknowledged by the parties.

8.

Severability.  The invalidity or unenforceability of any term or provision of this Modification shall not affect the validity or enforceability of the remaining terms and provisions hereof and each provision of this Modification shall be valid and enforceable to the fullest extent permitted by law.

9.

Counterparts.  This Modification may be separately executed, each of which shall be considered an original, and when taken together shall constitute the entire agreement between the parties.

IN WITNESS WHEREOF, the undersigned have caused this Modification to be executed as of the day and year first above written.

CASINOS USA, INC.,  a Colorado Corporation

By:  /s/ Doug James________________

/s/ Lisa Paige Montrose_____

Doug James, President

LISA PAIGE MONTROSE

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